Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
July 22, 2014

Offering and Redemptions of VelocityShares® ETNs Will Not Change as a result of Credit Suisse AG Decision to Exit Commodities Trading Business

Darien, CT July 22, 2014

Credit Suisse AG is the issuer of the eight (8) VelocityShares® commodity-related exchange traded notes (ETNs) listed below. Earlier today Credit Suisse AG announced its decision to exit the commodities trading business. This decision will not change the offering and redemption terms of its VelocityShares ETNs, as described in the registration statement, prospectus and pricing supplement related to the ETNs.  For information relating to further issuances of the ETNs and redemption activity, please refer to the applicable pricing supplement.

ETN	Ticker	CUSIP
VelocityShares™ 3x Long Gold ETN Linked to the S&P GSCI® Gold Index ER	UGLD	22542D688
VelocityShares™ 3x Long Silver ETN linked to the S&P GSCI® Silver Index ER	USLV	22539T597
VelocityShares™ 3x Inverse Gold ETN linked to the S&P GSCI® Gold Index ER	DGLD	22542D670
VelocityShares™ 3x Inverse Silver ETN linked to the S&P GSCI® Silver Index ER	DSLV	22542D654
VelocityShares™ 3x Long Crude Oil ETN linked to the S&P GSCI® Crude Oil Index ER	UWTI	22542D589
VelocityShares™ 3x Long Natural Gas ETN linked to the S&P GSCI® Natural Gas Index ER	UGAZ	22542D571
VelocityShares™ 3x Inverse Crude Oil ETN linked to the S&P GSCI® Crude Oil Index ER	DWTI	22542D548
VelocityShares™ 3x Inverse Natural Gas ETN linked to the S&P GSCI® Natural Gas Index ER	DGAZ	22542D530

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs.  Before you invest, you should read the applicable pricing supplement, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012 (File No. 333-180300-03), to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free at 1-800-221-1037.